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                                                              Exhibit 3.1

                           ARTICLES OF INCORPORATION

                                       OF

                        MISSISSIPPI CHEMICAL CORPORATION


     The undersigned natural persons, having capacity to contract and each being of the age of twenty-one years or more and acting as incorporators of a corporation pursuant to Section 79-4-2.02 of the Mississippi Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

     1. Name. The name of the Company is MISSISSIPPI CHEMICAL CORPORATION (the "Company").

     2. Registered Agent. The name and address of the initial registered agent of the Company is Rosalyn B. Glascoe, Highway 49 East, P. O. Box 388, Yazoo City, Mississippi 39194-0388.

     3.  Registered Office.  The initial registered office of the Company is:
Highway 49 East, P. O. Box 388, Yazoo City, Mississippi  39194-0388.

     4.  Board of Directors.

         (a) Initial Board. The number of directors constituting the initial Board of Directors is twelve (12), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:


         John W. Anderson                        Woods E. Eastland
         P.O. Box 2227                           P.O. Box 547
         Decatur, Alabama 35609                  Greenwood, Mississippi 38930

         Coley L. Bailey                         John Sharp Howie
         691 Air Industrial Park Road            23 Woodlawn Drive
         Grenada, Mississippi 38901              Yazoo City, Mississippi 39194

         Frank R. Burnside, Jr.                  G. David Jobe

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         P.O. Box 535                         615 Locust Street
         Newellton, Louisiana 71357           Columbia, Missouri 65201

         Robert P. Dixon                      George Penick
         P.O. Box 5489                        138 Highland Hills Lane
         North Little Rock, Arkansas 72119    Flora, Mississippi 39071

         Charles O. Dunn                      David M. Ratcliffe
         P.O. Box 388                         P.O. Box 4079
         Yazoo City, Mississippi 39194        Gulfport, Mississippi 39502-4079

         W. R. Dyess                          Wayne Thames
         103 North 7th Street                 Route 2, Box 194-A
         Corsicana, Texas 75110               Evergreen, Alabama 36401


         (b) Number of Directors. The number of members of the Board of Directors of the Company following the initial Board shall be not less than nine
(9) or more than fifteen (15), the exact number to be fixed and determined from time to time by resolution of a majority of the Board of Directors.

         (c) Classification of Board. At the first annual meeting of shareholders, the directors shall be divided into three classes, as nearly equal in number as may be, the term of office of those of the first class to expire at the first annual meeting of shareholders after their election, the term of office of those in the second class to expire at the second annual meeting of shareholders after their election, and the term of office of those of the third class to expire at the third annual meeting of shareholders after their election. At each annual election held after the initial classification and election, directors chosen to succeed those whose terms expire shall be elected for a term of office to expire at the third annual meeting of shareholders after their election.

         (d) Vacancies. Any vacancy arising from the earlier retirement of a director may be filled by vote of the remaining

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directors or the shareholders and the term of the new director shall be for the balance of the term of the retiring director's class.

          (e) Increase in the size of the Board. A vote of at least two-thirds of the outstanding voting power of the Company is required to increase the maximum number of the members of the Board of Directors if the Board of Directors does not recommend an increase in the maximum number of members of the Board.
          (f) Removal of Directors. Shareholders may remove one or more director(s) only for "cause," defined for purposes of this Article 4 as final conviction of a felony, unsound mind, adjudication of bankruptcy or conduct determined by a majority of the other directors to constitute conduct prejudicial to the interests of the Company. A director may be removed for cause only at a meeting called for the purpose of removing the director and the notice of the meeting must state that the purpose, or one of the purposes, of the meeting is the removal of the director.

          (g) Cumulative Voting. Shareholders shall have no right to cumulate their votes in the election of directors.

    5. Authorized Shares. The maximum number of shares which the Company shall have the authority to issue is:

          (a) Common Stock. One hundred million (100,000,000) shares of Common Stock, $.01 par value per share, with each share entitled to one (1) vote per share. The shares of Common Stock shall be entitled to receive the remaining net assets of the Company upon dissolution after all distributions to holders of Capital Equity Credits and Allocated Surplus Accounts established

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by the Company on its books and after all distributions to holders of Preferred
Stock having a liquidation preference over the Common Stock; and

          (b) Preferred Stock. Five hundred thousand (500,000) shares of Preferred Stock which shares shall be entitled to such preferences in the distribution of dividends and assets, and shall be divided into such series, as the Board of Directors of the Company shall determine, with full authority in the Board of Directors to determine, prior to issuance, from time to time, the relative preferences, limitations and relative rights of the shares of any series of Preferred Stock, with respect to par value, if any, dividends, redemption, payments on liquidation, sinking fund provisions, conversion privileges and voting rights.

    6. Preemptive Rights Denied. No holder of any of the shares of any class of the Company shall be entitled to preemptive rights to subscribe for,purchase or otherwise acquire the Company's securities.

    7. Period of Existence. The period of existence of the Company is perpetual.

    8. Purpose. The purpose of the Company is to engage in any lawful business permitted by Mississippi law.

    9.  Liability and Indemnification.

          (a) The liability of the directors and officers of the Company for money damages for any action taken, or any failure to take any action, as a director or officer, is eliminated to the fullest extent permitted by the provisions of the Mississippi Business Corporation Act, as the same may be amended and

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supplemented (the "Act"); except that liability shall not be eliminated for:
(i) the amount of a financial benefit received by a director or officer to which he or she is not entitled; (ii) an intentional infliction of harm on the Company or its shareholders; (iii) a violation of Section 79-4-8.33 of the Act; or (iv) an intentional violation of criminal law.

          (b) The Company shall, to the fullest extent permitted by the provisions of the Act, indemnify any director, officer, employee and agent against any and all of the expenses, liabilities, or other matters referred to in or covered by any provisions of the Act, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified directors, officers, employees and/or agents may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and the indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

    10. Shareholder Protection Act; Control Share Act. The provisions of the Mississippi Shareholder Protection Act, Sections 79-25-1 through 79-25-9, Mississippi Code 1972 Annotated, shall apply to this Company as if the Company were a "Corporation" as defined in that statute. The Company elects to be subject to the provisions of the Mississippi Control Share

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Act, Sections 79-27-1 through 79-27-11, Mississippi Code 1972 Annotated, and that statute shall apply to this Company as if the Company were an "issuing corporation" as defined in that statute.

    11. Amendments. Any amendments to Articles 4, 9, 10, 11, 12 or 13 of these Articles of Incorporation shall require the affirmative vote of at least two-thirds of the outstanding voting power of the Company (in addition to, and not in lieu of, any other vote required under the Act). All other Articles of these Articles of Incorporation may be amended by the majority vote of the outstanding voting power of the Company (in addition to, and not in lieu of, any other vote required under the Act).

    12. Special Meetings. The Board of Directors is authorized to adopt, and amend from time to time, a Bylaw that increases, over the percentage otherwise required by the Act, the percentage of the outstanding voting power that is necessary to call a special meeting of shareholders, and the percentage set forth in that Bylaw shall be deemed to be set forth herein.

    13. Approval of Major Transactions. Any merger, consolidation, share exchange, combination of shares, sale of substantially all of the Company's assets other than in the regular course of business or adoption of a plan of dissolution of the Company (a "Major Transaction") shall require the affirmative vote of at least two-thirds of the outstanding Common Stock as well as the affirmative vote of at least two-thirds of the outstanding voting power entitled to be cast on the transaction by each voting group entitled to vote separately thereon unless the Major Transaction has been approved and

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recommended to the shareholders by two-thirds of the directors then in office, in which case the Major Transaction shall require the affirmative vote of a majority of the outstanding voting power entitled to be cast on the Major Transaction by each voting group entitled to vote separately thereon.

    14. Capital Equity Credits and Allocated Surplus Accounts. If approved by the Board of Directors, the Company may establish "Capital Equity Credits" and "Allocated Surplus Accounts" ("Special Accounts"). Special Accounts may be established only to represent capital allocations to shareholders of a portion of earnings on business done with such shareholders made by a predecessor corporation which is merged into the Company. Any Special Accounts, if established, shall have a preference upon liquidation over the Company's Common and Preferred Stock.

Executed on May 23, 1994.


                                        /s/ Charles O. Dunn
                                     ---------------------------------------
                                         (Incorporator)
                                         Charles O. Dunn
                                         Highway 49 East
                                         P.O. Box 388
                                         Yazoo City, Mississippi 39194-0388


                                        /s/ Robert E. Jones
                                     ---------------------------------------
                                         (Incorporator)
                                         Robert E. Jones
                                         Highway 49 East
                                         P.O. Box 388
                                         Yazoo City, Mississippi 39194-0388

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